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Exhibit 21.1

Dot Hill Systems Corp.
Subsidiaries

      Dot Hill Japan
      Dot Hill Europe
      Dot Hill Singapore
      Silicon Alley Management
      Silicon Alley Technologies
      Dot Hill Israel, a subsidiary of Dot Hill Europe

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  Exhibit 21.1
Dot Hill Systems Corp. Subsidiaries